NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS 2007 PROVED RESERVES INCREASE
25 PERCENT TO 2.980 TCFE AT F&D COSTS OF $0.98 PER MCFE WITH
601 PERCENT RESERVE REPLACEMENT RATIO

HOUSTON, Texas - February 19, 2008 - Ultra Petroleum Corp. (NYSE: UPL) today announced that it replaced 601 percent of 2007 production as of the year-ended December 31, 2007. Its total proved oil and gas reserves were 2.980 trillion cubic feet of gas equivalent (Tcfe), up 25 percent from 2.389 Tcfe as of December 31, 2006. Corporate finding and development costs in 2007, were an industry leading $0.98 per Mcfe, a decrease from $1.10 per Mcfe in 2006.

The total 3P third party engineered and economic reserve estimate has increased to 10.7 Tcfe at year-end 2007 up from 9.9 Tcfe at year-end 2006. The PV-10 value of these reserves has increased to $12.0 billion in 2007 from $9.7 billion in 2006. The $2.3 billion or 24 percent increase in PV-10 value assumes flat capital expenditures.

All reserves are independently and completely prepared by the reserve engineering firm Netherland, Sewell and Associates, Inc. (NSAI). This is the ninth consecutive year their estimate of Ultra’s natural gas reserves has increased. Again, only those proved undeveloped locations in the company’s budgeted three-year drilling plan are included as proved reserves in the report. Locations that are not in the three-year budget, but would otherwise satisfy the definition of proved reserves are included in the probable and possible categories.

The company’s inventory of low-risk, high rate of return natural gas drilling locations continues to grow. At year-end 2006 the number of undrilled locations in Ultra’s inventory was 4,845. In 2007 we drilled over 200 wells and ended the year with an undrilled inventory of 5,300 locations. The company’s inventory of low risk, high return natural gas locations grew by more than 650 wells, or three times what Ultra drilled in 2007.

“Ultra’s reliable and economic resource base, as measured by the third party reserve engineering firm NSAI, for year-end 2006 was 9.9 Tcfe valued at $9.7 billion on a PV-10 basis. As of year-end 2007, NSAI increased their estimate of Ultra’s reliable and economic reserves to 10.7 Tcfe which increased Ultra’s PV-10 value to $12.0 billion, again assuming flat cap-ex for the next twenty years. A better indicator of value more accurately depicting the low risk nature of our assets may be a PV-8 economic measure which totals $14.7 billion in our base cap-ex case and $15.9 billion in our accelerated cap-ex case. Of course none of these values incorporate the delineation and exploration upside still ahead of us,” stated Michael D. Watford, Chairman, President and Chief Executive Officer. “In 2007 Ultra replaced 601 percent of its oil and gas production at an industry leading finding and development cost of $0.98 per Mcfe. More importantly, the third party identified, engineered, and economic resource base net to Ultra in Wyoming has grown from 9.9 Tcfe to 10.7 Tcfe, well on our way to the 12.0 Tcfe target. Year-end 2007 undrilled locations grew to 5,300, an increase of 650 locations. At forecasted 2008 capital expenditure levels, our undrilled inventory totals 24 years,” Watford added.

Reserve tables to follow

Ultra Petroleum Corp.
2007 Reserves

Ultra Petroleum Corp.
Reserves
December 31, 2007
SEC Pricing - $6.13 per Mcf

	Net	Net	Net		SEC		Future
	Gas	Oil	Equiv.	PV-8	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	(MM$)	Wells	(MM$)

PDP	1,039.024	8.402	1,089.436	3,020.943	2,738.650	670	-

PDNP	45.200	0.362	47.372	130.893	119.340	26	26.823

PUD	1,758.431	14.067	1,842.836	3,481.745	2,983.203	687	2,073.824

Total Proved	2,842.655	22.831	2,979.644	6,633.581	5,841.194	1,383	2,100.647

Prepared by Netherland, Sewell and Associates, Inc.

Ultra Petroleum Corp.
Reserves
December 31, 2007
Natural Gas Sensitivity - $7.00 per Mcf
$700 million Cap-Ex

	Net	Net	Net				Future
	Gas	Oil	Equiv.	PV-8	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	(MM$)	Wells	(MM$)

PDP	1,040.608	8.413	1,091.086	3,385.755	3,066.781	671	-

PDNP	45.108	0.361	47.276	148.988	136.016	26	26.823

PUD	1,758.431	14.067	1,842.836	4,085.790	3,522.568	687	2,073.824

Total Proved	2,844.147	22.842	2,981.197	7,620.533	6,725.366	1,384	2,100.647

Probable	3,833.873	30.479	4,016.748	4,394.584	3,351.926	2,196	6,917.771

2P (PV. + PB.)	6,678.020	53.321	6,997.945	12,015.117	10,077.292	3,580	9,018.418

Possible	3,575.647	27.886	3,742.964	2,710.186	1,899.738	2,417	7,614.464

3P (PV. + PB. + PS.)	10,253.667	81.207	10,740.909	14,725.303	11,977.030	5,997	16,632.882

Future Wells	9,167.951	72.433	9,602.55			5,300	16,606.060

Prepared by Netherland, Sewell and Associates, Inc.

Ultra Petroleum Corp.  Page of
2007 Reserves

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming—the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,313,738 shares outstanding on January 31, 2008.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecast, projections, or statements other than those of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that such expectations will prove to have been correct and undertakes no obligation to update this information. The company urges investors to consider that these statements are not guarantees of performance and that actual results could and may differ materially from these forward-looking statements.

The SEC permits oil and gas companies, in their SEC filings, to disclose only “proved” reserves that the company has demonstrated to be economically and legally producible under existing economic and operating conditions by actual production or conclusive formation tests. Any reserve estimates in this press release that are not specifically designated as “proved” reserves may include not only proved reserves, but also other categories of reserves that the SEC guidelines allow in news releases but strictly prohibit the company from including in its SEC filings. Investors are urged to consider this disclosure and additional disclosure in the company’s Annual Report on Form 10-K, available on its website or by request to 363 North Sam Houston Parkway E., Suite 1200, Houston, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at http://www.sec.gov.

For more information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp.  Page of
2007 Reserves